EXHIBIT 10.8

CONTINUITY AGREEMENT

This Agreement (the “Agreement”) is dated as of [DATE] (the “Effective Date”), by and between WW International, Inc., a Virginia corporation (the “Company”), and [NAME] (the “Executive”).

WHEREAS, the Company’s Board of Directors (the “Board”) considers the continued services of key executives of the Company to be in the best interests of the Company and its stockholders; and

WHEREAS, the Board desires to assure, and has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control of the Company; and

WHEREAS, the Board has authorized the Company to enter into continuity agreements with certain key executives of the Company, such agreements to set forth the severance compensation which the Company agrees to pay such executives under certain circumstances in connection with a change in control of the Company; and

WHEREAS, the Executive is a key executive of the Company and has been designated by the Compensation Committee of the Board (the “Committee”) as an executive to be offered such a continuity compensation agreement with the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.
Term. This Agreement shall become effective upon the Effective Date and shall remain in effect until December 31 of the calendar year following the second anniversary of the Effective Date; provided, however, that, on such December 31, and on each successive one-year anniversary thereof (each, a “Renewal Date”), this Agreement shall automatically renew for a one-year term, unless the Company provides to the Executive, in writing, at least 180 days prior to any Renewal Date, notice that this Agreement shall not be renewed. Notwithstanding the foregoing, in the event that a Change in Control (as hereinafter defined) occurs at any time prior to the termination or expiration of this Agreement in accordance with the preceding sentence, this Agreement shall not terminate until the second anniversary of the Change in Control.
2.
Change in Control. No compensation or other benefit shall be payable pursuant to Section 4 of this Agreement unless and until either (i) a Change in Control shall have occurred while the Executive is an employee of the Company and the Executive’s employment by the Company thereafter shall have terminated in accordance with Section 3(a)(i) hereof or (ii) the Executive’s employment by the Company shall have terminated in accordance with Section 3(a)(ii) or 3(a)(iii) hereof prior to the occurrence of a Change in Control and thereafter a Change in Control actually occurs. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon the occurrence of one or more of the following events:

(a)
any “Person” or “Group,” in each case within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Permitted Holders, becomes the “Beneficial Owner,” within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of members of the Board, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint a majority of the directors of Company;
(b)
a reorganization, recapitalization (other than a refinancing of the Company’s debt in which the Company’s creditors do not receive equity in the Company in exchange for the Company’s debt), merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the entity resulting from such Corporate Transaction (or the parent of such entity) are beneficially owned subsequent to such transaction by (i) Permitted Holders or (ii) the Person or Persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction (“WWI Persons”); provided, however, solely in the case of clause (ii), to the extent that any such Person or Persons also beneficially own outstanding voting securities in the other party to the Corporate Transaction (the “Counter Party Securities”) immediately prior to consummation of such Corporate Transaction, the Counter Party Securities shall be excluded from the calculation described herein as owned by WWI Persons; or
(c)
the sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person other than a Permitted Holder or the liquidation or dissolution of the Company.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act, (i) a Person or Group shall not be deemed to beneficially own securities of the Company that are subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of such securities in connection with the transactions contemplated by such agreement and (ii) if any Group includes one or more Permitted Holders, the issued and outstanding securities of the Company entitled to vote generally in the election of members of the Board owned, directly or indirectly, by any Permitted Holders that are part of such Group shall not be treated as being beneficially owned by such Group or any other member of such Group for purposes of determining whether a Change in Control has occurred.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation, fund or trust that is controlled by any of the foregoing individuals or any donor-advised foundation, fund or trust of which any such individual is the donor.

“Investors” means each of Oprah Winfrey and her Affiliates and Immediate Family Members, but only while she is alive.

“Permitted Holders” means (1) each of the Investors and any Group of which any of the foregoing are members and any member of such Group; provided, that, in the case of such Group and without giving effect to the existence of such Group or any other Group, such Investors collectively own, directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of members of the Board that are held by such Group and (2) any Permitted Plan.

“Permitted Plan” means any employee benefits plan of the Company or its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

3.
Termination of Employment; Definitions.
(a)
The Executive shall be entitled to the compensation provided for in Section 4 of this Agreement if:
(i)
within two years following a Change in Control, the Executive’s employment is terminated (A) by the Company for any reason other than (x) the Executive’s Disability or (y) for Cause, or (B) by the Executive for Good Reason, (Disability, Cause and Good Reason are hereinafter defined);
(ii)
within three months prior to, but in connection with, the anticipated occurrence of a Change in Control (and thereafter such Change in Control actually occurs), the Executive’s employment is terminated (A) by the Company for any reason other than (x) the Executive’s Disability or (y) for Cause, or (B) by the Executive for Good Reason; or
(iii)
(A) an agreement is signed which, if consummated, would result in a Change in Control, (B) between the date on which such agreement is signed but prior to the actual occurrence of the Change in Control, in connection with such anticipated Change in Control the Executive’s employment is terminated (x) by the Company for any reason other than (i) the Executive’s Disability or (ii) for Cause or (y) the Executive terminates Executive’s employment for Good Reason, and (C) such Change in Control actually occurs.
(b)
Disability. For purposes of this Agreement, “Disability” shall mean the Executive’s absence from the full-time performance of the Executive’s duties (as such duties existed immediately prior to such absence), during the term of this Agreement, for 180 consecutive business days, when the Executive is disabled as a result of incapacity due to physical or mental illness, as determined by a physician selected by the Executive and approved by the Company for such purpose (such approval not to be unreasonably withheld).
(c)
Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:

(i) the willful and continued failure of the Executive to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following a written demand for substantial performance that is delivered to such Executive by the Board, which specifically identifies the manner in which the Board believes the Executive has not substantially performed his or her duties;

(ii) dishonesty in the performance of the Executive’s duties with the Company;

(iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a crime under any applicable national, federal, state or local law (including common law) constituting (x) a felony or (y) a misdemeanor involving moral turpitude; or

(iv) the Executive’s willful malfeasance or willful misconduct in connection with the Executive’s duties with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates.

(d)
Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without the Executive’s express written consent:

(i) any material diminution in the Executive’s duties, titles or responsibilities with the Company from those in effect immediately prior to a Change in Control (or in the event that the Executive alleges that Good Reason has occurred prior to but in connection with a Change in Control, from those in effect prior to the date that is three months prior to the Change in Control);

(ii) any reduction in the Executive’s annual base salary and annual cash bonus percentage target established under the Company’s annual incentive plan (the “Bonus Plan”) (together, the “Compensation”) from the Executive’s Compensation in effect immediately prior to a Change in Control (or in the event that the Executive alleges that Good Reason has occurred prior to but in connection with a Change in Control, from such Compensation in effect prior to the date that is three months prior to the Change in Control);

(iii) any relocation of the Executive’s principal work place to a location that is more than 35 miles from the location at which the Executive was based immediately prior to a Change in Control (or in the event that the Executive alleges that Good Reason has occurred prior to but in connection with a Change in Control, from the location of Executive’s principal work place on the date that is three months prior to the Change in Control); or

(iv) any failure by the Company to obtain from any successor to the Company an agreement, reasonably satisfactory to the Executive, to assume and perform this Agreement, as contemplated by Section 9(a) hereof.

Notwithstanding the foregoing, in the event that the Executive provides the Company with a Notice of Termination (as defined below) referencing this Section 3(d) within 60 days after the occurrence of an event giving rise to Good Reason, the Company shall have 30 days thereafter in which to cure or resolve the behavior otherwise constituting Good Reason.

(e)
Notice of Termination. Any purported termination of the Executive’s employment (other than on account of the Executive’s death) shall be communicated by a Notice of Termination to the Executive, if such termination is by the Company, or to the Company, if such termination is by the Executive. For purposes of this Agreement, “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no purported termination of Executive’s employment with the Company shall be effective without such a Notice of Termination having been given.
4.
Compensation Upon Termination of Employment. If the Executive’s employment by the Company shall be terminated in accordance with Section 3(a) hereof (the “Termination”), and provided the Executive executes a general release of all potential claims in a form acceptable to the Company, the Executive shall be entitled to the following payments and benefits, provided, however, subject to Section 7(c) hereof, that any amounts payable under this Agreement shall be in lieu of any amounts paid (or to be paid) to the Executive pursuant to any agreement between the Executive and the Company (including any employment agreement), the Executive’s offer letter for employment with the Company, a Company Plan (as defined below) or Company policy:
(a)
Severance. The Company shall pay, or cause to be paid, to the Executive a cash severance payment in an amount equal to the product of three times the sum of (i) the Executive’s annual base salary on the date of the Change in Control (or, if higher, the annual base salary in effect immediately prior to the giving of the Notice of Termination) and (ii) the Executive’s target annual bonus (“Target Bonus”) in respect of the fiscal year of the Company (a “Fiscal Year”) in which the Termination occurs (or, if higher, the average annual bonus actually earned by the Executive in respect of the three full Fiscal Years prior to the year in which the Notice of Termination is given) under the Company’s annual incentive plan (the “Bonus Plan”). This cash severance amount shall be payable in a lump sum, calculated without any present value discount, within 10 business days after the Executive’s date of Termination, or, if later, the Change in Control.
(b)
Additional Payments and Benefits. The Executive shall also be entitled to:
(i)
a lump sum cash payment equal to the sum of (A) the Executive’s accrued but unpaid base salary through the date of Termination, (B) the unpaid portion, if any, of bonuses previously earned by the Executive pursuant to the Bonus Plan, (C) in respect of the Fiscal Year in which the date of Termination occurs, the higher of (x) the pro rata portion of the Executive’s Target Bonus and (y) if the Company is exceeding the performance targets established under the Bonus Plan for such Fiscal Year as of the date of Termination, the Executive’s actual annual bonus payable under the Bonus Plan based upon such achievement (such pro rata portion in either case calculated from January 1 of such year through the date of Termination) (such payment, the “Pro Rata Bonus”), and (D) an amount representing any of the Executive’s accrued but unused vacation days if payment is provided for pursuant to the Company’s then-current vacation policy or as otherwise required by local statutory requirements or law, in each case for subsections (A) through (D) above, in full satisfaction of the Executive’s rights thereto;
(ii)
continued medical, dental and vision insurance coverage (excluding accidental death and disability insurance) (“Welfare Benefit Coverage”) for the Executive and the Executive’s eligible dependents or, to the extent Welfare Benefit Coverage is not commercially available, such other comparable Welfare Benefit Coverage as reasonably determined by the Company, on the same basis as in effect prior to the Executive’s Termination, for a period ending on the earlier of (A) 18 months following the date of Termination (the “Continuation Period”) and (B) the commencement of comparable Welfare Benefit Coverage by the Executive with a subsequent employer; and
(iii)
all other accrued or vested benefits in accordance with the terms of any applicable Company plan (the “Accrued Benefits”).

All lump sum payments under this Section 4(b) shall be paid within 10 business days after the Executive’s date of Termination, or, if later, the Change in Control.

(c)
Outplacement. If so requested by the Executive, outplacement services shall be provided by a professional outplacement provider selected by the Executive at a cost consistent with the Company’s then-current policy and/or common practice.
(d)
Legal Expenses. The Company shall pay or reimburse the Executive for reasonable legal fees (including without limitation, any and all court costs and attorneys’ fees and expenses) incurred by the Executive in connection with or as a result of any claim, action or proceeding brought by the Company or the Executive with respect to or arising out of this Agreement or any provision hereof.
5.
Excess Parachute Excise Tax. Notwithstanding any other provision of this Agreement,
(a)
If it is determined (as provided in this Section 5(a)) that (i) the payments and benefits provided to the Executive under this Agreement and under any other plan or arrangement with the Company and its Affiliates, in the aggregate (a “Payment”), would be subject to the excise tax imposed under Section 4999 (or any successor provision thereto) of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), and (ii) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, the Excise Tax) is less than the net after-tax amount of all such Payments otherwise due to Executive in the aggregate, if such Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to Executive shall be reduced to an amount that will equal 2.99 times Executive’s base amount (the “Reduced Amount”).
(b)
If the determination made pursuant to Section 5(a) hereof results in a reduction of the payments that would otherwise be paid to the Executive except for the application of Section 5(a) hereof, the Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Company in writing of his election within 10 days of the determination of the reduction in payments. If no such election is made by the Executive within such 10day period, then the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (iii) all other non-cash benefits not otherwise described in clause (ii) of this Section 5(b) reduced last. Within 10 days following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay to or distribute to or for the benefit of the Executive in the future such amounts as become due to the Executive under this Agreement. Notwithstanding the foregoing, if the Executive is subject to Section 409A of the Code, then in lieu of the payment reduction election described above, the reduction of payments shall be implemented first by reducing any severance payments that the Executive would otherwise be entitled to receive under Section 4(a) of this Agreement and, thereafter, by reducing other payments and benefits in a manner that would not result in subjecting the Executive to additional taxation under Section 409A of the Code.
(c)
Subject to the provisions of Section 5(a) hereof, all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its preliminary determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the date of Termination, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his/her federal, state, local income or other tax return.
(d)
The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 5(a) hereof.

(e)
The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 5(a) hereof shall be borne by the Company. If such fees and expenses are initially advanced by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his or her payment thereof.
6.
Obligations Absolute; NonExclusivity of Rights; Joint and Several Liability.
(a)
The obligations of the Company to make the payment to the Executive, and to make the arrangements, provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.
(b)
Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify (other than any change in control or other severance plan or policy), nor shall anything herein limit or reduce such rights as the Executive may have under any agreements with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.
(c)
Any successors or assigns of the Company shall be joint and severally liable with the Company under this Agreement.
7.
Entire Agreement; Not an Employment Agreement; No Duplication of Payments or Benefits.
(a)
This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings (including term sheets), both written and oral, between the parties hereto, or either of them, with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
(b)
This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between the Executive and the Company. The Company may terminate the employment of the Executive by the Company at any time, subject to the terms of this Agreement and/or any employment agreement or arrangement between the Company and the Executive that may then be in effect.

(c)
To the extent, and only to the extent, a payment or benefit that is paid or provided under Section 4 hereof would also be paid or provided under the terms of another Company plan, program or arrangement (a “Company Plan”), then subject to Section 7(d) hereof, (i) in the event that such payment or benefit is first paid or provided under the terms of a Company Plan prior to the date such payment or benefit is paid or provided under Section 4, such payment or benefit shall offset any corresponding payment or benefit that is paid or provided under Section 4, and (ii) in the event that such payment or benefit is first paid or provided under Section 4, such Company Plan will be deemed to have been satisfied by the corresponding payment or benefit made or provided under Section 4.
(d)
Notwithstanding anything herein to the contrary, if any payments or benefits that the Company would otherwise be required to provide under this Agreement or any Company Plan cannot be provided in the manner contemplated herein or under the applicable plan without subjecting the Executive to income tax under Section 409A of the Code, the Company shall provide such intended payments or benefits to the Executive in an alternative manner that conveys an equivalent economic benefit to the Executive (without materially increasing the aggregate cost to the Company). If at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or an earlier date as is permitted under Section 409A of the Code without any accelerated or additional tax). For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code. To the extent any reimbursements or inkind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or inkind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A3(i)(1)(iv). No payment based on termination may be made until such time as the Executive has incurred a separation from service within the meaning of Section 409A of the Code.
8.
Restrictive Covenants and Other Agreements
(a)
[Noncompete. In consideration of the Company entering into this Agreement with the Executive, the Executive hereby agrees, for so long as the Executive is employed by the Company or one of its Affiliates and for a period of one year thereafter (or, in the event the Executive is entitled to the compensation provided for in Section 4 of this Agreement, for a period of three years thereafter) (the “Noncompete Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, engage in, be employed by, act as a consultant for or have a financial interest (other than an ownership position of less than 1% in any company whose shares are publicly traded or any non-voting, non-convertible debt securities in any company) in any business engaged in Company Business (as defined below), or work for or provide services to any Competitor (as defined below) of the Company or its Affiliates, within the United States or within any foreign country in which the Company or its Affiliates (i) has an office, (ii) is or has engaged in Company Business or (iii) proposes to engage in Company

Business, as of the date of the termination of the Executive’s association with the Company. For the purposes of these provisions, (A) the term “Company Business” shall mean any business related to weight loss or weight management programs, products, services and/or other similar activities; and (B) the term “Competitor” means any natural person, corporation, limited liability company, firm, organization, trust, partnership, association, joint venture, government agency or other entity (including, but not limited to, the websites and other electronic or digital media of such entities) that engages, or proposes to engage, in Company Business, including, but not limited to, (x) entities which are directly engaged in Company Business; and (y) entities which have a primary focus in broader topic areas, but who nevertheless engage in Company Business such as Unilever (Slimfast) (provided, however, only the part of such entities that are engaged in or oversee Company Business shall be deemed a “Competitor” for purposes of these provisions).][NOT APPLICABLE FOR CALIFORNIA RESIDENTS]
(b)
Confidentiality. The Executive will not disclose or use at any time, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him or her, except (i) to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties, if any, assigned to the Executive by the Company or its Affiliates or (ii) pursuant to the order of any court or administrative agency. As used herein, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Affiliates in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) business and financial results, plans, budgets, and projections, (iv) designs, content and other creative elements associated with products and services or marketing and promotional campaigns and programs, (v) computer software, including operating systems, applications and program listings, (vi) flow charts, manuals and documentation, (vii) data bases, (viii) accounting and business methods, (ix) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (x) customers and clients and customer or client lists, (xi) other copyrightable works, (xii) all technology and trade secrets, and (xiii) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public by a person or entity other than the Executive prior to the date the Executive proposes to disclose or use such information. Nothing in this Agreement shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. The Executive hereby confirms that the Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made either (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will the Executive be authorized to disclose any information covered by the Company’s attorney-client privilege or the Company’s attorney work product (A) without the prior written consent of the Company’s General Counsel or other officer designated by the Company, or (B) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.
(c)
Non-Solicit. Without the Company’s prior written consent, the Executive will not, during the Noncompete Period, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or its Affiliates at any time during the twelve months immediately preceding such solicitation.
(d)
Notwithstanding clauses (a), (b) and (c) above, if at any time a court holds that the restrictions stated in such clauses are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because the Executive’s services are unique and because the Executive has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company or its Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).
(e)
The Executive acknowledges and agrees that the restrictions and remedies under this Section 8 are non-exclusive restrictions and remedies and shall not limit or modify any other restrictive covenants to which Executive is subject to as a result of Executive’s employment with or services to the Company or any of its Affiliates nor shall such restrictions and remedies limit or modify the Company’s and its Affiliates’ other rights and remedies to obtain other monetary, equitable or injunctive relief as a result of breach of, or in order to enforce, this Agreement or with respect to any other covenants or agreements between the Company or any of its Affiliates and the Executive or the Executive's obligations under applicable law.

9.
Successors; Binding Agreement, Assignment.
(a)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all the stock of the Company or to all or substantially all of the Company’s business or assets which executes and delivers an agreement provided for in this Section 9(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor. This Agreement may not otherwise be assigned by the Company.
(b)
This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.
10.
Notice. For purpose of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:

WW International, Inc.
675 Avenue of the Americas, 6th Floor
New York, New York 10010
Attention: Board of Directors

and in the case of the Executive, to the Executive at the last address on the books of the Company.

Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.

11.
Miscellaneous.
(a)
Amendments. No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by the Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board.
(b)
Waivers. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12.
Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
13.
Governing Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed on a non-exclusive basis by the laws of the State of New York without giving effect to its conflict of laws rules. For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which the Executive resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.
14.
Counterparts. The signatories hereto may execute this Agreement in any number of counterparts, each of which, when executed and delivered, shall have the force and effect of an original, but all such counterparts shall constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or PDF via electronic mail, will be treated in all manners and respects as an original and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WW INTERNATIONAL, INC.:

By:
Name:
Title:

EXECUTIVE:

[NAME]
Address: